Exhibit 99.2

OneSpan Announces Retirement of Board Member and Founder Ken Hunt

CHICAGO – September 14, 2020 – OneSpan™ (NASDAQ: OSPN), the global leader in securing remote banking transactions, today announced that T. Kendall “Ken” Hunt, has retired from the board of directors effective September 12, 2020. Ken founded OneSpan (formerly known as VASCO) and had served as a director on OneSpan’s board since 1997. Ken also had previously been Chairman and CEO where he helped lead the company through numerous years of growth.

“Ken’s many contributions have been instrumental in laying the foundation for OneSpan’s success,” said OneSpan CEO, Scott Clements. “On behalf of the company, we thank Ken for his longstanding commitment and wish him well in his future endeavors.”

OneSpan’s board of directors continually assesses opportunities to build its capabilities to guide the company’s strategic and operational transformation. Over the past 18 months, OneSpan’s board added four highly qualified directors with expertise in cloud technology, corporate and capital markets finance, and the financial services sector. The placement of these new directors also prepares the board for the future retirement of long-tenured directors.

Mr. Marc D. Boroditsky joined OneSpan’s Board of Directors in June 2019 and has more than 30 years of experience with technology companies. He is the Chief Revenue Officer at Twillio. Mr. Boroditsky has founded four software companies in electronic medical records, authentication and identity management. He successfully sold Authy to Twilio and Passlogix to Oracle.

Ms. Naureen Hassan joined OneSpan’s Board of Directors in March 2020 and has more than 25 years of experience across financial services. Ms. Hassan was the Chief Digital Officer at Morgan Stanley Wealth Management (MSWM) and was responsible for the MSWM business’s digital transformation strategy.

Ms. Marianne Johnson joined OneSpan’s Board of Directors in March 2020 and has more than 30 years of experience in technology and business model innovation. Ms. Johnson is the Executive Vice President and Chief Product Officer driving technology advancements at Cox Automotive.

Dr. Marc Zenner joined OneSpan’s Board of Directors in June 2019. Mr Zenner has nearly two decades of experience in investment banking at both J.P. Morgan as Managing Director and Global Co-Head of Corporate Finance Advisory, and at Citigroup as Managing Director and Global Head of the Financial Strategy Group.

Full biographical information for all of OneSpan’s board members is available on the company website at www.onespan.com/about/board-of-directors.

About OneSpan

OneSpan helps protect the world from digital fraud by establishing trust in people’s identities, the devices they use and the transactions they carry out. We do this by making digital banking accessible, secure, easy and valuable. OneSpan’s Trusted Identity platform and security solutions significantly reduce digital transaction fraud and enable regulatory compliance for more than 10,000 customers, including over half of the top 100 global banks. Whether through automating agreements, detecting fraud or securing financial transactions, OneSpan helps reduce costs and accelerate customer acquisition while improving the user experience. Learn more at OneSpan.com.

Copyright© 2020 OneSpan North America Inc., all rights reserved. OneSpan™ is a registered or unregistered trademarks of OneSpan North America Inc. or its affiliates in the U.S. and other countries. Any other trademarks cited herein are the property of their respective owners.

Investor contact:

Joe Maxa

Vice President of Investor Relations

M: +1-612-247-8592

O: +1-312-766-4009

joe.maxa@onespan.com

Media contact:

Sarah Hanel

Global Director of Corporate Communications

OneSpan

+1-312-871-1729

sarah.hanel@onespan.com